EXECUTION COPY

TERMINATION AGREEMENT

TERMINATION AGREEMENT, dated as of November 15, 2008 (this “Agreement”), between UNITED ENERGY GROUP LIMITED, an exempted company with limited liability existing under the laws of Bermuda (“UEGL”), and TRANSMERIDIAN EXPLORATION INCORPORATED, a Delaware corporation (the “Company”).

WHEREAS, the parties hereto are parties to the Amended and Restated Investment Agreement, dated as of June 11, 2008 and amended and restated as of September 22, 2008 (the “Investment Agreement”) and the Investor Rights Agreement, dated as of June 11, 2008 and amended and restated as of September 22, 2008 (the “Investor Rights Agreement”); and

WHEREAS, the parties hereto have mutually agreed to terminate the Investment Agreement and the Investor Rights Agreement, in each case pursuant to the terms thereof and this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, UEGL and the Company hereby agree as follows (all capitalized terms not defined herein shall have the meanings specified in the Investment Agreement):

1.           Termination.  The parties hereby agree to terminate (a) the Investment Agreement pursuant to Section 10.01(a) thereof and (b) the Investor Rights Agreement pursuant to Section 4.02(a) thereof.  Effective as of the date hereof (the “Termination Date”), each of the Investment Agreement and the Investor Rights Agreement shall terminate and be of no further force and effect.  Notwithstanding any provision of the Investment Agreement or the Investor Rights Agreement to the contrary, neither party shall have any further obligations thereunder or with respect thereto, except as specifically set forth herein.

2.           Effect of Termination.  Effective as of the Termination Date, none of UEGL (or its Affiliates, directors, officers, employees, agents or other representatives), on the one hand, nor the Company (or its Affiliates or its directors, officers, employees, agents or other representatives), on the other hand, shall have any liability or obligation to each other under the Investment Agreement or the Investor Rights Agreement, except that the provisions of, and any liability or obligation contemplated under, Section 7.04(b) and Article XI of the Investment Agreement shall continue in full force and effect in accordance with the terms of the Investment Agreement.

3.           Releases.  Effective as of the Termination Date, each of the parties hereto, on its own behalf and on behalf of its principals, agents, Affiliates, successors, assigns, heirs, representatives, and attorneys, hereby irrevocably, fully and unconditionally releases and forever discharges the other party and each of its past or present directors, officers, employees, attorneys, principals, agents, Affiliates, successors, assigns, heirs, representatives, and insurers, from and against any and all present and future claims, counterclaims, demands, actions, suits, causes of action, damages, controversies and liabilities, including, without limitation, any costs, expenses, bills, penalties or attorneys’ fees, whether known or unknown, contingent or absolute, foreseen or unforeseen, and whether in law, equity or otherwise, that could have been asserted in any court or forum and relating in any way to any conduct, occurrence, activity, expenditure, promise or negotiation arising from or relating to the Investment Agreement or the Investor Rights Agreement, including the performance thereof and further payment obligations of any kind in connection therewith.

4.           Due Authorization.  Each party hereto hereby represents and warrants that the signature to this Agreement has been duly authorized by all necessary corporate action on its part and that the officer executing this Agreement on its behalf has the authority to execute the same and to bind it to the terms and conditions of this Agreement.

5.           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

6.           Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

7.           Governing Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State (other than those provisions set forth herein that are required to be governed by the DGCL). All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in The City and County of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the City and County of New York for the purpose of any action or proceeding arising out of or relating to this Agreement brought by any party hereto, and (b)

irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action or proceeding is brought in an inconvenient forum, that the venue of the action or proceeding is improper, or that this Agreement may not be enforced in or by any of the above-named courts.

8.           Amendment.  This Agreement may be amended by the parties hereto at any time by action taken by or on behalf of their respective Boards of Directors.  This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

9.           Entire Agreement; Assignment.  This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, including the Investment Agreement (except for Section 7.04(b) and Article XI thereof) and the Investor Rights Agreement. This Agreement shall not be assigned by either party (whether pursuant to a merger, by operation of law or otherwise).

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

UNITED ENERGY GROUP LIMITED

By:	/s/ Zhang Mei Ying
Name:	Zhang Mei Ying
Title:	Executive Director

TRANSMERIDIAN EXPLORATION INCORPORATED

By:	/s/ Lorrie T. Olivier
Name:	Lorrie T. Olivier
Title:	Chairman &CEO

[Signature Page to Termination Agreement]